Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of September 29, 2015, is made by and between Cumulus Media Inc., a Delaware corporation (the “Company”), and Mary G. Berner (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ the Executive in the capacity of Chief Executive Officer and the Executive desires to be so employed.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth below, the Company and the Executive hereby agree as follows:
1.Effectiveness. This Agreement is effective immediately. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment, starting on October 13, 2015 (the “Start Date”).

2.Term of Employment. The Executive’s employment under the terms and conditions of this Agreement shall commence on the Start Date and shall continue until the third (3rd) anniversary of the Start Date (the “Initial Term”). The term of the Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period upon the expiration of the Initial Term and on each subsequent anniversary thereof (each, a “Renewal Term”). The Initial Term and any Renewal Term are collectively referred to as the “Term,” and the Term shall continue as described in this paragraph unless either the Company or the Executive provides written notice to the other no less than ninety (90) days prior to the scheduled expiration of the Term that the Term shall not be so extended (“Non-Renewal Notice”). Notwithstanding anything in this Agreement to the contrary and subject to the terms of Section 6 hereof, the Executive shall be an at-will employee of the Company.

3.Position and Duties.

(a)During the Term, the Executive shall, pursuant to the terms of this Agreement, serve as the Chief Executive Officer of the Company, and shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall be based in New York, New York; provided, that the Executive understands and agrees that she shall be required to travel for business reasons, including to the Company’s headquarters in Atlanta, Georgia and to other Company locations.

(b)During the Term, the Executive shall be a full-time employee of the Company, shall dedicate substantially all of her working time to the Company, and shall have no other employment or other business ventures that are undisclosed to the Company or that conflict with Executive’s duties under this Agreement. The Executive shall (i) have all authorities, duties and responsibilities customarily exercised by an individual serving as Chief Executive Officer of a company the size and nature of the Company; (ii) be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair her ability to discharge, the foregoing duties and responsibilities; (iii) serve as a member of the Board during the Term (and during the Term, the Board shall nominate the Executive for reelection to serve on the Board); and (iv) have such additional duties and responsibilities, consistent with the foregoing, as the Board may from time to time assign to her.

(c)Notwithstanding the foregoing, nothing herein shall prohibit the Executive from (i) participating in trade associations or industry organizations that are related to the business of the Company, (ii) engaging in charitable, civic or political activities, (iii) engaging in personal investment activities for the Executive and her family that do not give rise to any conflicts of interest with the Company or its affiliates, or (iv) with the prior approval of the Board, accepting directorships unrelated to the Company that do not give rise to any conflicts of interest with the Company or its affiliates, in each case so long as such interests do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties hereunder. The Company acknowledges and approves the current activities of the Executive as heretofore disclosed to the Company in writing in connection with entry into this Agreement.

4.Compensation.

(a)Base Salary. The Company shall pay the Executive a base salary at an annual rate of $1,450,000, less applicable deductions, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time (the base salary as in effect from time to time, the “Base Salary”) during the Term. The Base Salary may be increased from time to time at the Board’s sole discretion.

(b)Annual Bonus. For and in respect of each calendar year during the Term, commencing on January 1, 2016, the Executive shall be eligible to receive a targeted annual cash incentive award equal to 100% of the then-current Base Salary (the “Target Bonus”), but in no event receive an annual cash incentive award in excess of 150% of the then-current Base Salary (“Maximum Bonus”). The actual amount of the bonus (each, an “Annual Bonus”), which may be more or less than the Target Bonus although not exceed the Maximum Bonus, shall be determined based on the achievement of performance criteria relating to the Executive and/or the Company, as determined each year in good faith by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), following consultation with the Executive. The Executive shall also be eligible to receive an Annual Bonus in respect of services provided during the period beginning on the Start Date and ending on December 31, 2015 in an amount determined in good faith by the Compensation Committee, following consultation with the Executive. In addition, for any year beginning with 2016, coincident with the determination by the Compensation Committee of the performance criteria for such year, the Compensation Committee may adjust upward, only in respect of that year, the Target Bonus and/or the Maximum Bonus applicable thereto. The Annual Bonus, if any, shall be paid to the Executive by no later than March 15 of the year following the year to which it relates; provided, that, except as otherwise provided in Section 6, the Executive remains actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination from the Company, in each case as of the last day of the calendar year to which the bonus relates.

(c)Equity Awards. On the Start Date the Executive shall receive an initial grant of options to purchase 4,000,000 shares of the Company’s common stock at an exercise price equal to not less than the “Market Value per Share” (as defined in the Company’s 2011 Equity Incentive Plan) as of the date of grant, subject to the applicable vesting and exercise conditions contained in the award agreement executed in connection with such initial grant. The form of such initial grant is annexed hereto as Exhibit A. In addition, the Executive shall be eligible to receive periodic grants of equity-based awards relating to the Company’s common stock during the Term as determined from time to time in the sole discretion of the Board or the Compensation Committee. Any equity-based awards relating to the Company’s common stock granted to the Executive on or after the date of this Agreement are referred to herein as “Equity Awards.”
(d)Signing Bonus. The Company shall pay the Executive a one-time, cash lump sum bonus (the “Signing Bonus”) in the amount of $1,000,000, less applicable withholding and deductions, subject to the Executive’s execution of this Agreement and commencement of employment hereunder. The Signing Bonus shall be paid within thirty (30) days following the Executive’s commencement of employment hereunder.

(e)Vacation and Benefits. The Executive shall be entitled to four (4) weeks of paid vacation for each calendar year during the term (prorated for any partial calendar year), which shall be accrued and used in accordance with the applicable policies of the Company as in effect from time to time. The Executive shall be eligible to participate in such medical, dental, vision and life insurance, retirement and other employee benefit plans and perquisites as the Company may have or establish from time to time (the “Employee Plans”) on terms and conditions applicable to other senior executives of the Company generally. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

(f)Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with her duties on behalf of the Company in accordance with the applicable expense reimbursement policies of the Company as in effect from time to time (“Expense Reimbursement Policies”), following submission by the Executive of applicable documentation as required by the Expense Reimbursement Policies.

5.Termination of Employment. The Term and the Executive’s employment hereunder shall be terminated upon the first to occur of the following:

(a)The Executive’s death or Disability. For purposes of this Agreement, “Disability” means that the Executive shall have been substantially unable to perform her material duties hereunder by reason of physical or mental illness or incapacity for a period of four and one-half (4.5) consecutive months, or for a period of 135 calendar days, whether or not consecutive, during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Executive, as in effect from time to time. The determination of “Disability” shall be made by a physician selected by the Company in good faith, and the Executive hereby consents to examination by such physician and to the disclosure by any physician of any and all diagnoses, test results, opinions and other information obtained by such physician during or as a result of the examinations to which the Executive hereby consents.

(b)The termination of the Executive’s employment by the Company with or without Cause. For purposes of this Agreement, “Cause” means (i) the conviction of the Executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken; (ii) the conviction of the Executive for a violation of criminal law involving the Company and its business; (iii) the willful misconduct of the Executive, or the willful or continued failure by the Executive (except as a result of disability or illness) to substantially perform her duties hereunder, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the Executive in connection with her performance of duties to the Company. However, in no event shall the Executive’s employment be considered to have been terminated for Cause unless and until the Executive receives a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board, the Executive is guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding the Executive and any individual alleged to have participated in the acts constituting Cause. Any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Cause and the Executive is given an opportunity, together with counsel, to be heard before the Board. The Executive shall have the opportunity to cure any such acts or omissions (other than items (i) or (ii) above) within thirty (30) days of the Executive’s receipt of such resolution. The foregoing shall not limit the right of the Company to suspend the Executive from her day-to-day responsibilities with the Company pending the completion of such notice and cure procedures.

(c)The termination of the Executive’s employment by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means, in each case without the Executive’s consent, (i) a material diminution in the Executive’s authority, duties or responsibilities or an adverse change in the Executive’s reporting responsibilities; (ii) a material reduction in the Base Salary; (iii) the relocation of the Executive’s principal place of employment to a location more than thirty (30) miles from the city of New York, New York; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, no termination of employment by the Executive shall be a termination for Good Reason unless (A) within thirty (30) days after the date of the condition or event giving rise to Good Reason, the Executive gives notice to the Company that the Executive does not wish to remain in the employ of the Company as a result of such condition or event, (B) the Company does not cure such condition or event within thirty (30) days after receiving the notice described in the preceding clause (A), and (C) the Executive terminates employment within ninety (90) days after the initial existence of such condition or event.

(d)The termination of the Executive’s employment following the timely provision of a Non-Renewal Notice by the Company or the Executive to the other party.

6.Payments and Benefits Upon Termination of Employment.

(a)Termination upon the Executive’s Death or Disability. If, during the Term, the Executive dies or incurs a Disability, the Term and the Executive’s employment hereunder shall automatically terminate, and the Company shall have no further obligation to the Executive hereunder, except to pay to or provide the Executive (or her estate) with (i) any unpaid Base Salary through the date of termination; (ii) any accrued and unpaid bonus payable with respect to a completed calendar year pursuant to Section 4(b); (iii) any accrued and unpaid vacation and/or sick days accrued through the date of termination; (iv) any amounts or benefits owing to the Executive or her beneficiaries under the Employee Plans and Equity Awards (pursuant to the terms and conditions thereof); (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the date of termination pursuant to the Expense Reimbursement Policies, in each case payable in accordance with the Company’s payroll procedures, the terms of the applicable plans, or the Expense Reimbursement Policies, as applicable and (vi) if then unpaid, the Signing Bonus (the “Accrued Compensation and Benefits”). In addition, the Executive shall be entitled to receive an Annual Bonus equal to the product of (A) the Annual Bonus the Executive would have received had she remained employed through the last day of the calendar year to which the bonus relates, based on actual performance through the applicable performance period, and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company in the year in which the date of date of termination occurred and the denominator of which is 365, payable at the time bonus payments are made to other executives of the Company but in no event later than March 15 of the calendar year following the year that includes the Executive’s date of termination.
(b)Termination by the Company for Cause or Resignation by the Executive without Good Reason. If, during the Term, the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Company shall have no further obligation to the Executive hereunder, except to pay or provide the Accrued Compensation and Benefits.

(c)Termination by the Company without Cause or Resignation by the Executive for Good Reason. If, during the Term, the Executive’s employment is terminated by the Company without Cause (other than a termination pursuant to Section 6(a)) or the Executive terminates her employment for Good Reason (in either case, a “Qualifying Termination”), then the Company shall pay or provide the Accrued Compensation and Benefits, and subject to Section 6(f):

(i)The Company shall make cash payments to the Executive equal in the aggregate to the product of (A) one and one-half (1.5) (the “Severance Multiple”) and (B) the sum of the Base Salary and Target Bonus as in effect immediately prior to the date of termination (without regard to any reduction to the Base Salary or Target Bonus that gave rise to Good Reason), payable in four (4) substantially equal installments, commencing on the 90th day following the date of termination (the “Initial Payment Date”) and continuing on the three (3) following three (3) month anniversaries of the Initial Payment Date (the “Severance Payments”);
(ii)The Company shall make a lump sum cash payment to the Executive equal to the product of (A) the Annual Bonus the Executive would have received had she remained employed through the last day of the calendar year to which the bonus relates, based on actual performance through the applicable performance period, and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company in the year in which the date of termination occurred and the denominator of which is 365, payable at the time bonus payments are made to other executives of the Company but in no event later than March 15 of the calendar year following the year that includes the Executive’s date of termination (the “Pro-Rata Bonus”);

(iii)Unless otherwise agreed to between the parties, 50% of any Equity Awards that are unvested as of the date of termination shall become immediately and fully vested, subject to any performance conditions or restrictions on exercise contained in the applicable award agreements for such Equity Awards, and the remaining 50% of any unvested Equity Awards shall be forfeited; provided, however, in the event the Qualifying Termination occurs during the six-month period immediately preceding a Change of Control, then 100% of any unvested Equity Awards shall become fully vested and exercisable, with any performance conditions or restrictions on exercise deemed satisfied, effective as of the consummation of the Change in Control; and
(iv)The Executive and her covered dependents shall be entitled to continued participation for twelve (12) months following the date of termination (the “Benefit Continuation Period”) in such medical, dental, vision and hospitalization insurance coverage in which the Executive and her eligible dependents were participating immediately prior to the date of termination, subject to the terms and conditions of the applicable benefit plans as in effect from time to time (the “Continued Benefits”), provided that the Executive shall not be required to pay any premiums or other amounts to obtain such coverage. The full amount of the premiums that the Executive would be required to pay to obtain the Continued Benefits actually provided to the Executive during the Benefit Continuation Period under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (the “Premium Cost”), shall be imputed as taxable income to the Executive, and the Executive shall be responsible for the payment of all income taxes incurred as a result of such imputed income, provided that the Company will reimburse the Executive for the amount of such income taxes plus the amount of all additional income taxes incurred by the Executive upon such payment by the Company. If the Executive is not permitted to receive a Continued Benefit during the Benefit Continuation Period as a result of applicable law or the terms of the applicable Employee Plan, the Company shall reimburse the Executive for (i) the amount actually incurred by the Executive to obtain coverage no more favorable than the applicable Continued Benefit, up to the portion of the Premium Cost necessary to provide the corresponding Continued Benefit for the applicable portion of the Continued Benefit Period, plus (ii) the amount of all additional income taxes incurred by the Executive upon such payment by the Company (the “Benefit Reimbursement”). Notwithstanding the foregoing, the Executive shall not be entitled to receive a Continued Benefit or the Benefit Reimbursement to the extent that she becomes eligible to receive a comparable benefit from another employer of hers during the Benefit Continuation Period. The Executive shall promptly, and in no event later than five (5) business days after the commencement of eligibility thereof during the Benefit Continuation Period, report the eligibility to receive any such comparable benefit to the Company.

(d)Qualifying Termination in Connection with a Change in Control. If, during the Term, the Executive’s employment is terminated by reason of a Qualifying Termination within twelve (12) months following a Change in Control, then the Company shall pay or provide the Accrued Compensation and Benefits, and subject to Section 6(f) and in lieu of the payments and benefits set forth in Section 6(c):
(i)The Company shall make the Severance Payments to the Executive; provided that for purposes of this Section 6(d)(i), the Severance Multiple shall be:

(A)	two and one-half (2.5), if such termination occurs during the Initial Term; or

(B)	two (2), if such termination occurs during any Renewal Term;

(ii)The Company shall pay the Pro-Rata Bonus to the Executive;
(iii)100% of the Equity Awards shall become immediately and fully vested and exercisable, with any performance conditions or restrictions on exercise deemed satisfied; and
(iv)The Company shall provide the Continued Benefits (or payment in lieu thereof) as set forth in Section 6(c)(iv).

For purposes of this Agreement, “Change in Control” means the date that: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in control”; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of the Company; (iii) a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (for this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); provided, however, a transfer of assets by the Company is not treated as a “change in control” if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to his/her/its stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owed, directly or indirectly, by a person described in clause (c) hereof.
(e)Termination by the Company or the Executive following Delivery of Non-Renewal Notice. If, during the Term, the Company or the Executive timely delivers to the other a Non-Renewal Notice as set forth in Section 2, the Executive’s employment shall terminate, effective as of the last scheduled day of the Initial Term or then-current Renewal Term, as applicable. Such termination if effected by the issuance of a Non-Renewal Notice by the Company shall be treated as a termination by the Company without Cause and the Executive shall be entitled to the payments and benefits set forth in Section 6(c) or Section 6(d). If such termination is effected by a Non-Renewal Notice issued by the Executive, the Company shall have no further obligation to the Executive hereunder, except to pay or provide the Accrued Compensation and Benefits.

(f)Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make or continue any payment or provide any benefit under Section 6(a), 6(c) or 6(d) (other than the Accrued Compensation and Benefits) unless (i) by the 22nd calendar day after the date of termination of employment (or by such later date specified by the Company in writing as required to comply with applicable law), the Executive executes a release in the form attached hereto as Exhibit B (the “Release”) and (ii) the Executive does not revoke the Release during any applicable revocation period.
(g)No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment and, except as otherwise set forth in Section 6(c)(iv) or 6(d)(iv), there shall be no offset against amounts due to her on account of any remuneration or benefits provided by any subsequent employment she may obtain.

(h)Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder (other than the Accrued Compensation and Benefits) shall be forfeited if the Executive materially breaches Section 7 or 8; provided that, before invoking this Section 6(h), the Company shall provide the Executive with ten (10) days to cure such breach, to the extent curable.

(i)Resignation from Certain Positions. Upon the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive shall resign from the Board (if applicable), all fiduciary positions (including, without limitation, as trustee) and from all other offices and positions, including without limitation, board membership of any subsidiaries or affiliates, she holds with the Company and any of its subsidiaries or affiliates; provided, however, that if the Executive fails or refuses to tender such resignations after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation or remove the Executive from such offices and positions.

7.Restrictive Covenants.

(a)Acknowledgments. The Executive acknowledges that, as an executive and key employee of the Company:
(i)the Executive has participated or will participate in the development of the Company’s business strategies;
(ii)by virtue of her position of trust with the Company, the Executive has had or will have access to extensive Confidential Information (as defined in Section 7(b)) related to the Company’s business, to which the Company has devoted and will continue to devote substantial time, money and effort to develop and maintain the proprietary and confidential nature thereof;
(iii)the Executive shall be responsible for managing, directing, and supervising other personnel of the Company performing a variety of services related to the Company’s business and coordinating their activities, shall develop close working relationships with such personnel and the Company shall expend substantial time, effort, and financial resources to train and develop its personnel; and
(iv)in the performance of her duties to the Company, the Executive has been or will be brought into contact, either in person, by telephone, by e-mail, and otherwise, with existing and potential clients or information related to those existing and potential clients, or has had or will have responsibility for personnel who have such contact and knowledge of such personnel’s activities.
For purposes of this Section 7, the term “the Company” shall mean and include Cumulus Media Inc. and all entities of which such company owns, directly or indirectly through another company, 50% or more of the issued and outstanding capital stock or other equity interests of any class or classes having, by the terms thereof or by contract with one or more other equity holders, ordinary voting power to elect the directors (or other management personnel) of such entity.
(b)Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean and include any and all knowledge, information, or data, whether written or oral and, if written, howsoever produced or reproduced and whether or not denoted or marked confidential, that is the proprietary information of the Company, any of its subsidiaries, or any of its other affiliates (whether or not a trade secret), including the following:
(i)all research, designs, developments, know-how, computer programs, algorithms, models, software or programming, summaries, reports, drawings, charts, specifications, descriptions, routines, processes, inventions, discoveries, methods, improvements, adaptations, and similar proprietary concepts and ideas and related documentation;

(ii)the terms of any agreement or contract between the Company and any client, customer, supplier, or personnel;
(iii)any information concerning or belonging to the Company’s clients, customers, and vendors (including client, customer, and vendor lists and databases), or the existing and contemplated projects or programs of the Company and its clients and vendors;
(iv)any methods of operation, programming plans, marketing plans, techniques, manuals, technical plans, strategic plans, distribution plans, production plans, financial information, budgets, salary information, sources of supply and materials and costs, discount and pricing practices, contractual arrangements and negotiations of the Company; and
(v)any other information of similar or dissimilar nature that the Company designates as Confidential Information and/or that is proprietary to or within the unique knowledge of the Company; and that has been or will be used or developed by the Company prior to or at any time during the period of the Executive’s employment by the Company that has been or is disclosed to or learned by the Executive during the Executive’s employment. Notwithstanding the foregoing, Confidential Information shall not include information:
(1)that was in the public domain at the time it was disclosed or subsequently becomes in the public domain other than as a result of a disclosure by the Executive in violation of this Agreement;
(2)that the Executive can demonstrate by written proof was received by the Executive after the time of disclosure by the Company or after the time of discovery by the Executive during the Executive’s employment from a third party who, to the knowledge of the Executive, did not acquire it in violation of a confidentiality agreement with the Company or its employees or agents, or from a third party who was not otherwise prohibited from transmitting the information to the Executive by a contractual, legal, or fiduciary obligation of confidence to the Company; or
(3)that is disclosed by the Executive with the prior written consent of an executive officer of the Company.

(c)Duty Not to Disclose. The Executive agrees that the Company has a legitimate interest in protecting the Confidential Information and that the preservation and protection of the Confidential Information are essential duties of the Executive’s employment. The Executive therefore agrees that, during the term of her employment with the Company and for so long thereafter as the Confidential Information remains confidential, the Executive shall:
(i)not use any Confidential Information on her own behalf or on behalf or any unauthorized person, or disclose or reveal any Confidential Information, or any portion thereof, to any unauthorized person, except to carry out the Executive’s authorized duties as an employee of the Company;
(ii)not make, or permit or cause to be made, copies of the Confidential Information except to carry out the Executive’s authorized duties as an employee of the Company;
(iii)not place on, download to, or store in any non-Company-owned electronic device (including any electronic communications device) any Confidential Information; and
(iv)take all reasonable precautions to prevent the inadvertent disclosure by the Executive of the Confidential Information in her possession to any unauthorized person.
Nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company or the Board to make any such reports or disclosures and the Executive is not required to notify the Company that she has made such reports or disclosures.

(d)Legal Orders to Disclose. Upon receipt of a subpoena or other compulsory process that could possibly require disclosure of any Confidential Information by the Executive, the Executive shall provide a copy of the compulsory process and complete information regarding the date and circumstances under which she received it to the Company within twenty-four (24) hours of such receipt. The Executive shall not make any disclosure until the latest possible date for making such disclosure in accordance with such process. If the Company seeks to prevent disclosure in accordance with the applicable legal procedures and provides the Executive with notice before the latest possible date that it has initiated such procedures, the Executive shall not make disclosure of any Confidential Information that is the subject of such procedures until such objections are withdrawn or ruled upon or, if earlier, she would be in contempt of court.

(e)Duration. The covenants made in Sections 7(c) and (d) shall remain in effect while the Executive is employed by the Company and for so long thereafter as the information in question remains confidential. Nothing in such subsections is intended to exclude the application of any laws protecting Confidential Information consisting of trade secrets, including the Georgia Trade Secrets Act of 1990, as amended.

(f)Return. In the event the Executive’s employment with the Company terminates for any reason, the Executive shall promptly return to the Company all property of the Company in the Executive’s possession or under the Executive’s direct or indirect control, including all Confidential Information and all equipment, notebooks, and materials, reports, notes, contracts, memoranda, documents, and data of the Company constituting or relating to the Confidential Information (and any and all copies thereof), whether typed, printed, written, or on any source of computer media, unless the parties agree otherwise. Notwithstanding the foregoing, the Executive may retain her address book to the extent it only contains contact information.

(g)Ownership. The Executive agrees and acknowledges that the Confidential Information, as between the Company and the Executive, shall be deemed and at all times remain and constitute the exclusive property of the Company, whether or not patentable or copyrightable, and that the Company has reserved-and does hereby reserve-all rights in and to the same for all purposes.

(h)Proprietary Information of Others; Third-Party Agreements. The Executive represents that her performance of all the terms hereof and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s engagement by the Company.

(i)Covenant Not to Compete. The Executive covenants that, while the Executive is employed by the Company and for a period of twelve (12) months from the date of termination of the Executive’s employment for any reason, the Executive shall not directly or by assisting others do any of the following:
(i)engage as a consultant, advisor, or manager-capacities in which the Executive will have acted for the Company-whether as an employee, independent contractor, proprietor, or otherwise, in any business that both provides radio broadcasting services, which is the business of the Company (the “Business”), and serves any of the listening areas (as defined by the Arbitron Metro Survey Area) served by the Company on the date of the termination of the Executive’s employment or such additional listening areas as the Executive knows as of such date the Company has definite and immediate plans to conduct the Business (a “Competing Business”);

(ii)for the purpose of furthering or assisting a Competing Business, solicit or attempt to solicit any client, customer, or account of the Company (A) that, during the twelve (12) month period prior to the date of such termination of employment, has obtained or contracted to obtain services from the Company and with which the Executive or Company personnel or representatives for whom or which the Executive had responsibility had contact during the term of the Executive’s employment by the Company; (B) that the Executive knows were prospective clients, customers, or accounts that the Company was actively seeking on the date of termination of the Executive’s employment (whether or not such individual or entity has yet become an actual client or customer); (C) about which the Executive obtained Confidential Information in the ordinary course of business as a result of the Executive’s association with the Company; or (D) that received products or services authorized by the Company, the sale or provision of which resulted in commissions, earnings, or other compensation for the Executive; or
(iii)for herself or for or on behalf of any business, entity or individual, divert, solicit or hire away, or attempt to divert, solicit or hire away, any individual who, on the date of such termination or at any time during the twelve (12) month period immediately preceding such date, was employed, retained, or engaged by the Company as an employee of, or provider of services to, the Company and with whom the Executive had contact during performance of the Executive’s job duties to the Company to leave such employ or service with the Company for any employment or similar services opportunity with any other business; regardless of whether such individual is or was a full-time employee, part-time employee, temporary worker, or independent contractor of the Company; employed, retained, or engaged pursuant to a written agreement; or employed, retained, or engaged for a determined period or at-will.
(j)Independent Covenants. It is understood and intended by the parties hereto that each restrictive covenant set forth in Section 7(c) and in clauses (i) through (iii) of Section 7(i) be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. The Executive agrees that such covenants are appropriate and reasonable when considered in light of the nature and extent of the Business and the scope of responsibilities of the Executive.

(k)Injunctive Relief. The Executive acknowledges and agrees that any breach or threatened breach by her of any of the provisions of this Agreement will cause irreparable harm and continuing damages to the Company and that the remedies at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other remedies that may be available to the Company at law or in equity in such event, the Company shall be entitled to seek and obtain, from any court of competent jurisdiction, a decree of specific performance and/or a temporary and permanent injunction, without posting of any bond or other security and without proving special damages or irreparable injury, enjoining and restricting the breach or threatened breach.

8.Continued Availability and Cooperation.

(a)Following termination of the Executive’s employment for any reason, the Executive shall reasonably cooperate with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company or its subsidiaries or affiliates that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company, and with respect to which the Executive has pertinent information. The Executive’s cooperation shall include, without limitation:
(i)Making herself reasonably available for interviews and discussions with the Company’s counsel, as well as for depositions and trial testimony;

(ii)If depositions or trial testimony are to occur, making herself reasonably available and cooperating in the preparation therefor, as and to the extent that the Company or the Company’s counsel reasonably requests;
(iii)Refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and
(iv)Reasonably cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b)Any such cooperation shall be on reasonable notice and take into account the Executive’s professional and personal commitments. The Company shall reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if the Executive and the Company determine in good faith that separate counsel is needed) incurred in connection with any such cooperation.

9.Code Section 280G.

(a)If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided that such reduction shall only be made if such reduction results in a more favorable after-tax position for the Executive. The payment reduction contemplated by the preceding sentence, if any, shall be implemented by determining the Parachute Payment Ratio for each “parachute payment” and then reducing the parachute payments in order beginning with the parachute payment with the highest Parachute Payment Ratio. For parachute payments with the same Parachute Payment Ratio, such parachute payments shall be reduced based on the time of payment of such parachute payments, with amounts having later payment dates being reduced first. For parachute payments with the same Parachute Payment Ratio and the same time of payment, such parachute payments shall be reduced on a pro rata basis (but not below zero) prior to reducing parachute payments with a lower Parachute Payment Ratio.

(b)All determinations required to be made under this Section 9, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Company prior to the change in ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company (a “280G Change in Control”) (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a 280G Change in Control, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)The following terms shall have the following meanings for purposes of this Section 9:

(i)“Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(ii)“Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable parachute payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such parachute payment.
(iii)“Parachute Value” of a Payment shall mean the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(iv)“Safe Harbor Amount” means three (3) times the Base Amount, less one dollar ($1).

10.Entire Agreement. This Agreement, and any schedules or exhibits hereto, embody the entire agreement between the parties relating to the subject matter hereof and supersede any and all other discussions, understandings, and agreements, either oral or in writing, between the parties relating to the subject matter of this Agreement.

11.Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

12.Successors and Binding Agreement.

(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any individual or entity acquiring, directly or indirectly, all or substantially all of the business or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed “the Company” for purposes of this Agreement), but this Agreement shall not otherwise be assignable or delegable by the Company, except that the Company may assign its rights and delegate its duties hereunder to any individual or entity who acquires all of the voting stock of the Company (or to any parent entity thereof) so long as so doing does not materially and adversely affect the Executive’s rights hereunder.

(b)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)This Agreement is personal in nature and the Company and the Executive may not, without the consent of the other party, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and (b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of New York, without regard to that State’s principles governing conflicts of laws.

14.Validity/Severability. The Company and the Executive agree that (i) the provisions of this Agreement shall be severable in the event that, for any reason whatsoever, any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

15.Survival. In addition to all provisions of this Agreement that by their terms are to survive, all accrued obligations and the provisions of Section 7 shall survive the expiration or termination of this Agreement for any reason.

16.Section 409A of the Code. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder will be either exempt from Section 409A, or if such payments could constitute “deferred compensation” within the meaning of Section 409A, compliant with Section 409A. Notwithstanding the foregoing, the Executive acknowledges and agrees that she shall be solely responsible for, any taxes or penalties that may be imposed on the Executive under Section 409A with respect to the Executive’s receipt of payments hereunder; provided, that nothing in this Section 16 shall be construed as a waiver by the Executive of any claims she may have against the Company related to any operational failures by the Company which are finally determined to be the cause of any such taxes or penalties under Section 409A. This Agreement shall be administered and interpreted in a manner consistent with this intent. Consistent with that intent, and to the extent required under Section 409A, for benefits that are to be paid in connection with a termination of employment, “termination of employment” shall be limited to such a termination that constitutes a “separation from service” under Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of her separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Executive upon her termination of employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Executive’s termination of employment, or (ii) the Executive’s death. For purposes of application of Section 409A, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, to the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17.Amendment; Waiver.
(a)This Agreement may only be amended and supplemented in a writing signed by the Executive and an executive officer of the Company expressly providing for such modification.
(b)The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other, and any such waiver must be in a writing signed by an officer of the waiving party.

18.Notice. Any notice, request, consent and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered, (ii) within one (1) day after being sent by recognized overnight delivery service, or (iii) within five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.
If to the Company:
Cumulus Media Inc.
3280 Peachtree Road, N.W., Suite 2300
Atlanta, Georgia 30305
c/o: General Counsel
If to the Executive:
At the address contained in the Executive’s payroll records
Either party may change the address or the persons to whom notice shall be directed by notifying the other parties as provided in this Section 18.
19.Counterparts. This Agreement may be executed in two (2) counterparts and by the parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which counterparts, taken together, shall constitute one and the same instrument. Delivery by one or both parties of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Notwithstanding the foregoing, a party who delivers an executed counterpart via such electronic means shall nonetheless be obligated to subsequently provide an original signed copy of such document, on paper, to the other party at any time upon request.

20.Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

21.Construction. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereof” and “hereunder,” when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive, and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Each use of the word “include,” “includes,” or “including” shall be deemed in each case to be followed by the words “but not limited to.” This Agreement shall not be construed strictly for or against either party because that party, or its attorney, prepared this Agreement or any provision hereof.

22.Compliance with Dodd-Frank. All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (as amended from time to time, the “Dodd-Frank Act”), shall be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act, but only to the extent that the provisions of any policy so established are required by the Dodd-Frank Act.

23.Arbitration. The sole and exclusive method for resolving all disputes under, arising out of, related to, or in connection with this Agreement shall be binding arbitration in New York, New York, in a proceeding administered by the New York, New York Office of the American Arbitration Association (“AAA”) in accordance with the Commercial Dispute Resolution and Procedures of the Arbitration Rules of the AAA (the “Rules”). The arbitration shall be conducted by a single arbitrator jointly appointed by the parties; provided, however, that if the parties fail after good faith negotiation to agree on the arbitrator within thirty (30) days after one party’s call for arbitration, the arbitrator shall be appointed by the AAA in accordance with the Rules. Disputes about arbitration procedure shall be resolved by the arbitrator. The arbitrator may proceed to an award notwithstanding the failure of either party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; more than two depositions per party shall not be permitted unless the parties otherwise agree or unless compelling need is demonstrated to the arbitrator. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute and to provide for security for a prospective monetary award. The arbitrator shall render his decision within thirty (30) days following the date of the initial evidentiary hearing and shall set forth a statement of facts, his conclusions of law, and his reasoning in writing. Each party shall bear all of its own costs and expenses related to any arbitration pursuant to this Section 23, including reasonable fees and costs of attorneys and experts and the fees and costs of the arbitrator, and the prevailing party shall not be entitled to recover any such costs and expenses from the non-prevailing party. The decision of the arbitrator shall be final and binding. The prevailing party shall be entitled to apply to, and obtain from, a court or tribunal having jurisdiction, an order enforcing the arbitrator’s decision. Notwithstanding anything contained in this Section 23 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights through reformation of contract, specific performance, injunction or similar equitable relief, and this Section 23 shall not limit the remedies granted the Company in Section 7(k).

24.Indemnification. With regard to actions or inactions during the Term, the Company shall provide the Executive with indemnification and directors’ and officers’ liability insurance on terms no less favorable than those applicable to current and former directors or officers of the Company who served during the Term generally, and any such coverage shall continue after the Term while liability continues to exist.
25.Legal Fees in Connection with this Agreement. The Company shall pay all reasonable fees and expenses incurred by the Executive and her legal counsel in connection with the Executive’s employment, including negotiation of this Agreement, subject to a cap of $25,000 in the aggregate.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be duly executed as of the day, month and year first written above.

COMPANY:
CUMULUS MEDIA INC
By: ____________________
Name:
Title:

EXECUTIVE:
______________________
MARY G. BERNER

EXHIBIT A
FORM OF OPTION AGREEMENT
[See attached]

CUMULUS MEDIA INC.
2011 EQUITY INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
This AGREEMENT (this “Agreement”) is made as of [ ], 2015 (the “Date of Grant”) by and between Cumulus Media Inc., a Delaware corporation (the “Company”), and Mary G. Berner (the “Optionee”).
1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2011 Equity Incentive Plan (the “Plan”).
2.    Grant of Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Optionee options (the “Options”) to purchase 4,000,000 shares of Common Stock (the “Option Shares”). The Options may be exercised from time to time in accordance with the terms of this Agreement. The Option Shares may be purchased pursuant to these Options at a price of $[ ] per share of Common Stock, subject to adjustment as hereinafter provided (the “Option Price”). The Options are intended to be nonqualified stock options and shall not be treated as “incentive stock options” within the meaning of that term under Section 422 of the Code, or any successor provision thereto.
3.    Term of Option. The term of the Options shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 8 hereof, shall expire ten (10) years from the Date of Grant.
4.    Vesting/Right to Exercise. Subject to the terms of Section 6 hereof, the Options shall vest and be exercisable as follows:
(a)    Options to purchase 2,000,000 Option Shares shall be designated as “Service-Vesting Options” and shall vest and be exercisable as follows:
(i)    30% (or 600,000) of the Service-Vesting Options shall vest and be exercisable on each of the first and second anniversaries of the Date of Grant, and
(ii)    20% (or 400,000) of the Service-Vesting Options shall vest and be exercisable on each of the third and fourth anniversaries of the Date of Grant, if on each respective date the Optionee remains in the continuous employ of the Company or any Subsidiary as of each such date.
(b)    Options to purchase 2,000,000 Option Shares shall be designated as “Performance-Vesting Options.”
(i)    The Performance-Vesting Options shall be divided into four equal performance tranches (the “Tranches”) and shall be exercisable only when (x) the Performance-Vesting Options have vested in accordance with the provisions of Section 4(b)(ii) of this Agreement, and (y) following vesting, the Target Trading Price (as defined below) applicable to such Performance-Vesting Options has been achieved. The Performance-Vesting Options shall be allocated to the Tranches as follows:

(A)Tranche 1: 500,000 of the Performance-Vesting Options shall have a Target Trading Price of $2.00 per share.

(B)Tranche 2: 500,000 of the Performance-Vesting Options shall have a

Target Trading Price of $3.00 per share.

(C)Tranche 3: 500,000 of the Performance-Vesting Options shall have a Target Trading Price of $4.00 per share.
(D)
(E)Tranche 4: 500,000 of the Performance-Vesting Options shall have a Target Trading Price of $5.00 per share.

(ii)    Each Tranche shall vest pro rata according to the following schedule:

(A)30% of each Tranche (or 150,000 of the Performance-Vesting Options in each Tranche) shall vest on each of the first and second anniversaries of the Date of Grant, and

(B)20% of each Tranche (or 100,000 of the Performance-Vesting Options in each Tranche) shall vest on each of the third and fourth anniversaries of the Date of Grant,

if on each respective date the Optionee remains in the continuous employ of the Company or any Subsidiary as of each such date.

(iii)    For purposes of this Agreement, the “Target Trading Price” shall be calculated as of any date of determination based on the volume-weighted average closing sales price of a share of the Company’s Common Stock as reported on the NASDAQ composite transactions reporting system for each of the thirty (30) consecutive trading days ending with the date of determination.

(iv)    Notwithstanding anything to the contrary in the Plan or this Agreement, if upon the fifth anniversary of the Date of Grant, the applicable Target Trading Price has not been achieved (or deemed achieved in accordance with the provisions of Section 6 of this Agreement) in respect of any Tranche, then the Performance-Vesting Options in such Tranche shall be forfeited, whether vested or unvested under Section 4(b)(ii).

(c)    The Optionee shall not be entitled to acquire a fraction of an Option Share pursuant to the Options. The Optionee shall be entitled to the privileges of ownership with respect to Option Shares purchased and delivered to the Optionee upon the exercise of all or part of these Options.

(d)    For purposes of this Agreement, the continuous employment of the Optionee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary, by reason of (i) the transfer of her employment among the Company and any of its Subsidiaries or (ii) her absence or leave approved by a duly constituted officer (other than Optionee) of the Company or any of its Subsidiaries.

5.    Option Nontransferable. The Optionee may not transfer or assign all or any part of the Options other than by will or by the laws of descent and distribution. The Options may be exercised, during the lifetime of the Optionee, only by the Optionee, or in the event of the Optionee’s legal incapacity, by the Optionee’s guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.
6.    Accelerated Vesting of Options. Notwithstanding the provisions of Section 4 hereof:

(a)    The Options covered by this Agreement will become immediately vested upon the Optionee’s death or Disability that shall occur while the Optionee is an employee of the Company or a Subsidiary. Notwithstanding the preceding sentence, the Performance-Vesting Options shall not be exercisable unless the applicable Target Trading Price has been achieved prior to the termination of such Performance-Vesting Options in accordance with the provisions of Section 8. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed thereto in the Employment Agreement by and between the Optionee and the Company (the “Employment Agreement”).
(b)    In the case of the termination of the Optionee’s employment by the Company without Cause (including by reason of the Company’s giving notice of non-renewal of the Employment Agreement) or by the Optionee with Good Reason (in each case, other than in connection with a Change in Control), 50% of the then-unvested Service-Vesting Options and 50% of the then-unvested Performance-Vesting Options (as determined pro rata per Tranche in accordance with Section 4(b)(ii)) shall become vested as of the date of the Optionee’s termination. Notwithstanding the preceding sentence, the Performance-Vesting Options shall not be exercisable unless the applicable Target Trading Price has been achieved prior to the termination of such Performance-Vesting Options in accordance with the provisions of Section 8. Any Service-Vesting Options or Performance-Vesting Options which are not vested (taking into account application of this Section 6(b)) on the date of Optionee’s termination shall be forfeited. For purposes of this Agreement, the terms “Cause,” “Good Reason,” and “Change in Control” shall have the meaning ascribed thereto in the Employment Agreement.
(c)    If (i) the Optionee’s employment is terminated by the Company without Cause (including by reason of the Company’s giving notice of non-renewal of the Employment Agreement) or by the Optionee with Good Reason, and (ii) a Change in Control occurs within six (6) months following such termination, 100% of the Optionee’s then-unvested Options shall vest and become immediately exercisable upon the effective date of the Change in Control. In addition, the Target Trading Price applicable to all of Optionee’s Performance-Vesting Options shall be deemed achieved as of such date.
(d)    If, within one (1) year following the date of a Change in Control, the Optionee’s employment is terminated by the Company without Cause (including by reason of the Company’s giving notice of non-renewal of the Employment Agreement) or by the Optionee with Good Reason, 100% of the Optionee’s then-unvested Options shall vest and become immediately exercisable upon the date of the Optionee’s termination. In addition, the Target Trading Price applicable to all of Optionee’s Performance-Vesting Options shall be deemed achieved as of such date.
7.    Notice of Exercise; Payment.
(a)    To the extent then exercisable, the Options may be exercised in whole or in part by written notice to the Company stating the number of Option Shares for which the Options are being exercised and the intended manner of payment. The date of such notice shall be the exercise date.
(b)    Payment equal to the aggregate Option Price of the Option Shares being purchased pursuant to an exercise of the Options must be tendered in full with the notice of exercise to the Company in one or a combination of the following methods as specified by the Optionee in the notice of exercise: (i) cash in the form of currency or check or by wire transfer as directed by the Company; (ii) through the surrender to the Company of shares of Common Stock owned by the Optionee for at least six months having a value at the time of exercise equal to the aggregate Option Price; (iii) by a combination of such methods of payment; or (iv) in such other form of consideration as is deemed acceptable by the Board.
(c)    As soon as practicable upon the Company’s receipt of the Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.

8.    Termination of Agreement. This Agreement and the Options granted hereby shall terminate automatically and without further notice on the earliest of the following dates:
(a)    one (1) year following the Optionee’s termination of employment due to the Optionee’s death;
(b)    one (1) year following the Optionee’s termination of employment due to Disability;
(c)    one (1) year following the date of Optionee’s termination of employment by the Company without Cause (including by reason of the Company’s giving notice of non-renewal of the Employment Agreement) or by the Optionee with Good Reason; provided, that if a Change in Control occurs within six (6) months following such termination, this Agreement and the Options granted hereby shall terminate on the date that is one (1) year following the effective date of the Change in Control;
(d)    the date of Optionee’s Termination for Cause; or
(e)    ten (10) years from the Date of Grant.
9.    Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by the Options, in the Option Price, and in the kind of securities covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the Optionee’s rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all the Optionee’s rights under this Agreement such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.
10.    No Employment Contract. Nothing contained in this Agreement shall confer upon the Optionee any right to be employed or remain employed by the Company or any Subsidiary, or limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of the Optionee.
11.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.
12.    Relation to Other Benefits. Any economic or other benefit to the Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.
13.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Optionee under this Agreement without the Optionee’s written consent, and (b) the Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) or any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act.

14.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
15.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with the grant of the Option or its exercise.
16.    Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.
17.    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.
18.    Withholding Taxes. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local or foreign taxes in connection with any payment made to or benefit realized by the Optionee or other person under this Agreement, and the amounts available to the Company or any Subsidiary for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Optionee or such other person make arrangements satisfactory to the Company or any Subsidiary for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If the Optionee’s benefit is to be received in the form of shares of Common Stock, and the Optionee fails to make arrangements for the payment of tax, the Company or any Subsidiary shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the Optionee is required to pay the Company or any Subsidiary an amount required to be withheld under applicable income and employment tax laws, the Optionee may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares of Common Stock required to be delivered to the Optionee, shares of Common Stock having a value equal to the amount required to be withheld, or by delivering to the Company or any Subsidiary other shares of Common Stock held by the Optionee. In no event shall the Market Value per Share of the shares of Common Stock to be withheld pursuant to this section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. The Optionee shall also make such arrangements as the Company or any Subsidiary may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of any portion of the Option.
19.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30308 and to the Optionee at the Optionee’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered.
20.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that any amounts payable under this Agreement and the Plan and the Company’s and the Optionee’s exercise of authority or discretion hereunder comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto so as not to subject the Optionee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code. In furtherance of this intent, to the extent that any provision hereof would result in the Optionee being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A of the Code; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Optionee with respect to any income recognized by the Optionee in connection with this Agreement is guaranteed, and the Optionee shall be responsible for any taxes, penalties and interest imposed on the Optionee under or as a result of Section 409A of the Code in connection with this Agreement.
21.    Acknowledgement. The Optionee acknowledges that the Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Optionee has executed this Agreement, as of the day and year first above written.

CUMULUS MEDIA INC.

By:______________________
Name:
Title:

OPTIONEE

_________________________
Mary G. Berner

EXHIBIT B
WAIVER AND RELEASE OF CLAIMS
In connection with the termination of employment of Mary G. Berner (the “Executive”) pursuant to the employment agreement between the Executive and Cumulus Media Inc., a Delaware corporation (the “Company”), dated as of September 29, 2015 (the “Employment Agreement”), the Executive and the Company agree as follows:

1.	Waiver and Release of Claims.

(a)The Executive, on her own behalf and on behalf of her descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (the “Releasors”), in consideration for the amounts payable and benefits to be provided to the Executive under Section [6(a), 6(c), or 6(d)] of the Employment Agreement, hereby unconditionally and irrevocably (subject to Section 1(f) hereof) covenants not to sue or pursue any litigation against, and waives, releases and discharges the Company, its direct and indirect assigns, subsidiaries, affiliates, predecessors and successors, and, in their capacities as such, the past and present shareholders, partners, employees, officers, directors, members, representatives and agents of any of them (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert in the future by reason of facts or omissions which have occurred on or prior to the date the Executive signs this Waiver and Release of Claims, against the Releasees (collectively, “Claims”), including, without limiting the generality of the foregoing, (x) any and all Claims relating to the Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively with the Company, the “Company Group”) or the separation therefrom, or the Executive’s service as an officer or director of any member of the Company Group or the separation from such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or separation from employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, whistleblowing and any related claims for attorneys’ fees and costs and (y) any and all Claims with respect to any equity, equity-based or other incentive compensation (the “Release”); provided, however, that nothing herein shall release the Company from any of its obligations to the Executive to pay the amounts and provide the benefits upon which this Release is conditioned, any rights the Executive may have under the Company’s 401(k) plan, any rights the Executive may have to indemnification under any insurance coverage, charters, by-laws or other constituent documents of any member of the Company Group, or other benefits under any directors and officers insurance or similar policies, any rights the Executive may have to exercise vested option awards post-employment (pursuant to the terms of the applicable award agreement and the

Company’s 2011 Equity Incentive Plan), or any rights which may not be released as a matter of law.
(b)The Executive further agrees that this Section 1 may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by the Executive or her heirs or assigns. The Executive understands and confirms that she is executing this Waiver and Release of Claims voluntarily and knowingly, but that this Section 1 does not affect her right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this Section 1 from filing a charge with any relevant Federal, state or local administrative agency, but the Executive agrees to waive her rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

(c)In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that she is aware that she may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that the Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the Executive’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the Release as specified herein.

(d)The Executive represents and acknowledges that none of the Releasors have filed any complaint, charge, claim or proceeding, against any of the Releasees with regard to any released matter before any local, state or federal agency, court or other body (each individually, an “Action”). The Executive represents that she is not aware of any basis on which such an Action could reasonably be instituted. The Executive further acknowledges and agrees that (i) she will not initiate or cause to be initiated on her behalf any Action and will not participate in any Action, in each case, except as required by law, and (ii) she waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Action, including any Action conducted by the Equal Employment Opportunity Commission. Further, the Executive understands that, by executing this Release, she will be limiting the availability of certain remedies that the Executive may have against the Releasees and limiting also her ability to pursue certain claims against the Releasees.

(e)The Company’s offer to the Executive of the payments and benefits set forth in the Employment Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. The Executive represents and acknowledges that she has not filed or caused to be filed any charges, complaints, claims, actions, proceedings or demands for arbitration of any kind in any forum against any Releasee with regard to any released matter.

(f)The Executive acknowledges that she has been offered a period of time of at least 21 days to consider whether to sign this Waiver and Release of Claims, and the Company agrees that the Executive may cancel the Release and this Section 1 at any time during the seven days following the date on which she signs this Waiver and Release of Claims (the “Revocation Period”). In order to cancel or revoke the Release and this Section 1, the Executive must deliver to the Board of Directors of the Company a written notice stating that she is canceling or revoking the Release and this Section 1 during the Revocation Period. If the Release and this Section 1 are timely canceled or revoked, none of the provisions of this Section 1 shall be effective or enforceable, and the Company shall not be obligated to make the payments to the Executive or to provide her with the benefits identified in Section [6(a), 6(c), or 6(d)] of the Employment Agreement. The Executive acknowledges that, even if the Release and this Section 1 are canceled or revoked by her, the termination of her employment and her relinquishment of any and all titles, positions and appointments with any member of the Company Group, whether as an officer, director, employee, consultant, agent, trustee or otherwise, shall remain in full force and effect.

(g)The Executive acknowledges and agrees that she has entered into this Waiver and Release of Claims knowingly and willingly and has had ample opportunity to consider the terms and provisions of this Waiver and Release of Claims, including this Section 1.

2.	Agreements and Acknowledgments.

(a)No Other Compensation. The Executive acknowledges and agrees that, other than the payments and benefits set forth in Section [6(a), 6(c), or 6(d)] of the Employment Agreement (or as excepted from the Release under Section 1(a) hereof), no member of the Company Group owes her any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, profits interests, stock options, warrants, restricted stock units, other equity or equity-based awards, severance, reimbursement of expenses or commissions of any kind whatsoever, whether under contract or arising under applicable law or regulations.

(b)Compliance with Restrictive Covenants. The Executive acknowledges and agrees that the continued payment of any and all payments and benefits to which she is entitled under Section [6(a), 6(c), or 6(d)] of the Employment Agreement are conditional upon and subject to her material compliance with the restrictive covenants set forth in Section 7 of the Employment Agreement. In the event of her material breach of any of the restrictive covenants set forth in Section 7 of the Employment Agreement, in addition to any other remedy which may be available at law or in equity, unless otherwise expressly provided by applicable law, the Company’s obligation to make further payments under Section [6(a), 6(c), or 6(d)] of the Employment Agreement shall cease upon the date of such breach.

(c)Termination of Employment Agreement. The Employment Agreement shall terminate upon the date of the Executive’s termination of employment, without any further force or effect, except that all provisions of the Employment Agreement that by their terms are to survive, all accrued obligations thereunder, and the provisions of Sections 7, 8 and 24 of the Employment Agreement shall survive.
(d)Communications. The Company and the Executive shall cooperate with respect to communications the Executive may have with employees, clients, trade associations, the press, media, analysts, or current or potential debt or equity investors in any member of the Company Group with respect to the confidential business of the Company Group, and the Executive’s employment with (and separation from) the Company, including, but not limited to, communications with respect to the terms, conditions and circumstances of this Waiver and Release of Claims.

(e)Authority. Effective as of the date of the Executive’s termination of employment, the Executive shall have no authority to act on behalf of any member of the Company Group, and shall not hold herself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.

3.No Effect on Other Rights and Obligations. Except as otherwise specifically provided in this Waiver and Release of Claims, nothing in this Waiver and Release of Claims is intended to modify any rights to which the Executive may be entitled under the by-laws and other constituent documents of any member of the Company Group.

4.Miscellaneous. Sections 11 through 14 and Sections 16 through 23 of the Employment Agreement shall continue to apply and are incorporated herein by reference mutatis mutandis as if fully set forth herein (Withholding of Taxes; Successors and Binding Agreement; Governing Law; Validity/Severability; Section 409A of the Code; Amendment/Waiver; Notice; Counterparts; Headings; Construction; Compliance with Dodd-Frank; Arbitration). This Waiver and Release of Claims constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the Executive and the Company relating to such subject matter.

IN WITNESS WHEREOF, this Waiver and Release of Claims has been duly executed by the parties, and the parties have hereunto set its hand as of the day and year set forth opposite such party’s signature below.

EXECUTIVE _____________________________ Mary G. Berner Date:_________________	CUMULUS MEDIA INC. By:________________________________ Name:_____________________________ Title:______________________________ Date:_________________